UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

Loop Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54768

(Commission File Number)

27-2094706

(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 2520

Los Angeles, California 90067

(Address of principal executive offices)(Zip Code)

(781) 821-6600

Registrant’s telephone number, including area code

_____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 21, 2016, the board of directors of Loop Industries, Inc., a Nevada corporation (the “Company”), appointed Jay Stubina as a director of the Company.

Jay Stubina, age 55

Director

In 1998, Mr. Stubina, co-founded Continent8 Technologies in 1998, where he is currently responsible for company operations and sales. Continent8 Technologies operates data centers in Europe, North America and Asia. In 1985, Mr. Stubina obtained a Bachelor of Commerce degree, with a major in Accountancy, from Concordia University, of Montreal, Canada. In 1987, Mr. Stubina obtained a Chartered Accountant certificate from McGill University, and maintains a Chartered Professional Accountant license in Canada.

Mr. Stubina’s knowledge of and experience in finance, technology implementation in businesses and data management led to our conclusion that he should serve as a director in light of our business and structure.

Mr. Stubina is, indirectly, the holder of 37,500 shares of common stock of the Company, and a warrant, dated March 18, 2016, to purchase 75,000 shares of common stock of the Company, at an exercise price of $6.00 per share, for a term of two years.

Mr. Stubina has entered into an Indemnification Agreement, dated November 23, 2016, with the Company, pursuant to which the Company has agreed to indemnify Mr. Stubina for claims against him that may arise in connection with the performance of his duties as a director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Form of Indemnification Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loop Industries, Inc.
(Registrant)

Date: December 7, 2016	By:	/s/ Daniel Solomita
	Name:	Daniel Solomita
	Title:	President and Chief Executive Officer (principal executive officer)

3